UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
__________________

Date of Report (Date of earliest event reported):
December 14, 2009

CORNERSTONE GROWTH AND INCOME REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	333-139704	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400 Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.   Entry into a Material Definitive Agreement

 The information reported under Item 2.03 of this Current Report on Form 8-K is incorporated by reference under this Item 1.01.

 Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As disclosed in a prior Form 8-K, on January 22, 2009, in connection with the acquisition of the Caruth Haven Court property, we entered into a $14 million acquisition bridge loan with Cornerstone Operating Partnership, L.P. Cornerstone Operating Partnership, L.P. is a wholly owned subsidiary of Cornerstone Core Properties REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor.  On December 16, 2009 we repaid the existing loan using cash from our ongoing offering and proceeds from a new $10.0 million first mortgage loan made by KeyCorp Real Estate Capital Markets, Inc., an unaffiliated entity, and subsequently sold to the Federal Home Loan Mortgage Corporation (Freddie Mac).

The new loan has a 10-year term, maturing on December 16, 2019.  The effective interest rate on the loan is fixed at 6.50% per annum, with fixed monthly payments of approximately $65,730 based on a 30-year amortization schedule.  If we prepay the loan prior to June 16, 2019 we would be required to pay a variable yield maintenance prepayment fee. If we prepay the loan after June 16, 2019 but before September 17, 2019, we would be required to pay a prepayment premium of 1% of the unpaid principal balance.  We may prepay the loan after September 17, 2019 without incurring any prepayment penalty. The new loan is secured by a deed of trust on Caruth Haven Court, and by an assignment of the leases and rents payable to the borrower.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE GROWTH & INCOME REIT, INC.

Dated: December 17, 2009	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer